Exhibit 5

DLA Piper US LLP 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

June 30, 2008

Board of Trustees

Equity Residential

Two North Riverside Plaza

Suite 400

Chicago, Illinois 60606

Ladies and Gentlemen:

We have served as counsel for Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the Company’s registration statement on Form S-3, as amended (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 370,490 common shares (the “Exchange Shares”) of beneficial interest, $0.01 par value per share, of the Company (the “Shares”) to be offered and sold from time to time by certain selling shareholders of the Company listed in the Registration Statement after issuance by the Company upon the exchange of units of limited partnership interest in ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”), as filed with the Securities and Exchange Commission on June 11, 2008 and as amended by Pre-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on June 30, 2008. This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents: (i) an executed copy of the Registration Statement; (ii) the Articles of Restatement of the Company (“Declaration of Trust”); (iii) the Fifth Amended and Restated Bylaws of the Company; (iv) the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership (“Partnership Agreement”); (v) resolutions of the Board of Trustees of the Company or a duly authorized committee thereof that authorize and otherwise relate to the issuance of the Exchange Shares (the “Resolutions”); and (vi) such other materials and matters as we have deemed necessary for the issuance of this opinion.

The opinion set forth herein is qualified as stated therein and is qualified further by the following:

a.	This opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

b.	We have made no investigation as to, and we express no opinion concerning, any laws other than the substantive laws of the State of Maryland.

c.	We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

d.	We assume that the Exchange Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Shares contained in the Declaration of Trust.

e.	We assume that the issuance of the Exchange Shares, together with any other Shares outstanding at the time of issuance of such Exchange Shares, will not cause the Company to issue Shares in excess of the number of such Shares authorized by the Declaration of Trust.

Board of Trustees

June 30, 2008

f.	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

g.	We assume that (a) each individual executing any of the documents reviewed by us in connection with the preparation of this opinion (the “Documents”), whether on behalf of such individual or another person, is legally competent to do so; (b) each individual executing any of the Documents on behalf of a party is duly authorized to do so; (c) each of the parties executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

h.	We assume that (a) all Documents submitted to us as originals are authentic; (b) all Documents submitted to us as certified or photostatic copies conform to the original documents; (c) all signatures on all such Documents are genuine; (d) all public records reviewed or relied upon by us or on our behalf are true and complete; (e) all statements and information contained in the Documents are true and complete; and (f) there has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Shares have been duly authorized, and, if and when issued and delivered in exchange for units of limited partnership in the Operating Partnership in accordance with the Partnership Agreement and Resolutions, will be validly issued, fully paid and non-assessable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent (i) to be named in the Registration Statement, and in the prospectus filed as part of the Registration Statement, as attorneys who will pass upon the legality of the Securities to be sold thereunder and (ii) to the filing of this opinion as an Exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

We call your attention to the fact that, although we represent the Company in connection with the subject transaction, our engagement has been limited to specific matters as to which we have been consulted.

This opinion is limited to the matters stated herein. We disavow any obligation to update this opinion or advise you of any changes in our opinion in the event of changes in applicable laws or facts or if additional or newly discovered information is brought to our attention. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein or in the documents referred to herein. No opinion may be inferred or implied beyond the matters expressly stated herein and no portion of this opinion may be quoted or in any other way published without the prior written consent of the undersigned.

Very truly yours,

DLA PIPER US LLP

/s/ DLA Piper US LLP